UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): November 5, 2003



                                KCS ENERGY, INC.
             (Exact name of registrant as specified in its charter)


        Delaware                          001-13781               22-2889587
(State or other jurisdiction of          (Commission          (I.R.S. Employer
       incorporation)                    File Number)        Identification No.)

 5555 San Felipe Road, Suite 1200, Houston, TX                      77056
  (Address of principal executive offices)                        (Zip Code)

                                  (713)877-8006
               Registrant's telephone number, including area code

                                 NOT APPLICABLE
         (Former name or former address, if changed since last report.)

Item 7. Financial Statements and Exhibits.

          (c) Exhibits.

          99.1 KCS Energy, Inc. Press Release dated November 5, 2003 reporting financial and operating results for the three and nine months ended September 30, 2003.


Item 12. Results of Operations and Financial Condition.


     On November 5, 2003, KCS Energy, Inc. issued a press release reporting financial and operating results for the three and nine months ended September 30, 2003. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

     The information in this report is being furnished, not filed, pursuant to
Item 12 of Form 8-K. Accordingly, the information in Item 12 of this report will not be incorporated by reference into any registration statement filed by KCS Energy, Inc. under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                    KCS Energy, Inc.




Date: November 7, 2003                              /s/ Frederick Dwyer
                                                    ----------------------------
                                                    Frederick Dwyer
                                                    Vice President, Controller
                                                    and Secretary

                                  EXHIBIT INDEX

Exhibit      Description
-------      -----------

 99.1           KCS Energy, Inc. Press Release dated November 5, 2003 reporting financial and operating results for the three and nine months ended September 30, 2003.

                                                                    Exhibit 99.1






AT THE COMPANY                                  AT THE FINANCIAL RELATIONS BOARD
--------------                                  --------------------------------
James W. Christmas                   Marilynn Meek - General Info (212) 445-8451
Chairman and CEO                   Peter Seltzberg - Analyst Info (212) 445-8457
(713) 877-8006

FOR IMMEDIATE RELEASE:
----------------------
November 5, 2003

                   KCS ENERGY ANNOUNCES THIRD QUARTER RESULTS
                   ------------------------------------------
          PRODUCTION TOPS 100 MMCFEPD - NET INCOME INCREASES OVER 200%
          ------------------------------------------------------------

HOUSTON, TX, November 5, 2003 -- KCS Energy, Inc. (NYSE: KCS) today announced financial and operating results for the third quarter and nine months ended September 30, 2003.

James W. Christmas, Chairman and Chief Executive Officer, said, "The continuing success of our drilling program enabled the Company to steadily increase production to an average of over 100 MMCFEPD for the quarter. While commodity prices were lower than the second quarter, they were still considerably higher than last year. The combination of rising production and solid commodity prices resulted in very strong earnings and cash flow for the quarter."

Financial Highlights
($ thousands except per share)

                                       3 mos. 2003       3 mos. 2002
                                       -----------       ------------
Revenue and other                        $  40,671         $  30,472
Operating Income                         $  16,122         $   7,830
Net Income                               $  11,681         $   3,813
Diluted Earnings Per Share               $    0.28         $    0.09


                                       9 mos. 2003       9 mos. 2002
                                       -----------       ------------
Revenue and other                        $ 123,843         $   89,573
Operating Income                         $  55,795         $   21,036
Income Before Income Taxes               $  42,071         $    6,836
Income (Loss) Before Cumulative
   Effect of Accounting Change           $  53,818         $   (7,297)
Net Income (Loss)                        $  52,884         $  (13,463)
Diluted Earnings (Loss) Per
   Share Before Accounting Change        $    1.30         $    (0.23)
Diluted Earnings (Loss) Per Share        $    1.28         $    (0.40)




Note: The nine months ended September 30, 2003 includes an $11.0 million non-cash income tax benefit related to the reversal of a portion of the Company's valuation allowance against net deferred income tax assets compared to a non-cash income tax expense from an increase in the valuation allowance of $15.9 million for the same period in 2002. In addition, the 2003 nine-month period includes a $0.9 million non-cash charge related to the cumulative effect of an accounting change as a result of the adoption of SFAS No. 143, "Accounting for Asset Retirement Obligations" while the nine months ended September 30, 2002 includes a non-cash charge of $6.2 million for the cumulative effect of an accounting change to the "units of production" method of amortizing oil and gas properties.

Net income for the three months ended September 30, 2003 increased 206% to $11.7 million compared to $3.8 million for the same period a year ago. This increase was driven primarily by a 37% rise in average realized natural gas and oil prices and a 6% increase in working interest production which reflects the success of the 2003 drilling program and largely offset the impact of 2002 property sales and the expiration of the Company's VPPs in November 2002.

For the nine months ended September 30, 2003, revenue and other increased 38% to $123.8 million compared to $89.6 million for the first nine months of 2002. This growth resulted from a 53% increase in average realized natural gas and oil prices and a $4.7 million sale of emission credits, partially offset by a 14% decrease in production due to the 2002 sales of non-core properties and expiration of the Company's remaining VPPs in November 2002. Total operating costs and expenses were $68.0 million for the 2003 nine-month period compared to $68.5 million for the first nine months of 2002. Interest expense for the first nine months of 2003 decreased 3% to $13.8 million. As a result, income before income taxes increased 515% to $42.1 million compared to $6.8 million for the nine months ended September 30, 2002. The Company recorded an income tax benefit of $11.7 million for the nine months ended September 30, 2003, due to an adjustment in the Company's valuation allowance and recognition of a portion of its net deferred tax assets. This compares to an income tax expense of $14.1 million for the same period last year, primarily due to an increase in the valuation allowance for deferred tax assets. As previously reported, the cumulative effect of an accounting change at the beginning of the year as a result of the adoption of SFAS No. 143, "Accounting for Asset Retirement Obligations" was $0.9 million for the current year nine-month period. For the nine months ended September 30, 2002, the cumulative effect of an accounting change to the units-of-production method of amortizing capitalized costs related to oil and gas properties was $6.2 million. Net income was $52.9 million, or $1.28 per diluted share, for the nine months ended September 30, 2003 compared to a net loss of $13.5 million, or $0.40 per diluted share, for the nine months ended September 30 2002.

Continued Production Increases from Drilling Success
----------------------------------------------------
William N. Hahne, President and Chief Operating Officer, stated, "During the third quarter, KCS drilled 23 wells, 20 of which were successful, for a 87% success rate. Through the end of the third quarter, we had drilled 63 wells with 58 productive wells for a year to date success ratio of 92%. Third quarter drilling included six Elm Grove Field wells, three Joaquin Field wells, two Talihina Field wells and nine wells in south Texas.

"Average daily production for the quarter increased 9% over the second quarter and topped 100 MMCFEPD. Third quarter average daily production represents a 20% increase over first quarter production levels. After considering production payment obligations, third quarter production represents a 35% increase from first quarter volumes contributing to cash flow. With third quarter exit rate volumes of approximately 103 MMCFEPD, the Company anticipates fourth quarter volumes will continue to increase."

Significant wells drilled in the third quarter include:

o    Elm Grove Field, North Louisiana (97 - 100% WI)
     >> EGP #12: 2,130 MCFPD initial rate from three commingled Cotton Valley Zones.
     >> EGP #13: 2,900 MCFPD initial rate from three commingled Cotton Valley Zones.
     >>   Roos #17: 1,600 MCFPD initial rate from the Hosston formation.
     >>   Roos #18: 600 MCFPD initial rate from the Hosston formation.
     >>   Roos #19: 2,000 MCFPD initial rate from the Hosston formation.
     >>   Garison 10 #1: Completing.

One operated and one non-operated (33% WI) well are currently drilling. Current plans call for drilling 20-30 operated wells in the Elm Grove field in 2004.

o    Joaquin Field, East Texas (74 - 100% WI)

     >> Rushing #2 (Drilled in Second Quarter.): 2,100 MCFPD initial rate from two commingled Travis Peak intervals. Two additional intervals have been tested and will be commingled.

     >> Rushing #3: 4,990 MCFPD from one interval. Three other intervals have been tested and will eventually be commingled.

     The Hanson #7 and Hardin Simmons #2 are both being completed. Each well is expected to test three to four Travis Peak intervals before being commingled.

o    Talihina Field, Oklahoma

     >> Blake 1-21 (30% WI): 4,500 MCFPD initial rate from an unstimulated Jackfork interval.

o    South Texas

     >> East Marshall Prospect; Hoff #2 (25% WI): 8,300 MCFPD initial rate from two commingled Wilcox Zones. A follow-up well is drilling and a step-out well should spud before year-end.

     >> 5 Mile Creek Prospect; Jank #1 (35% WI): 6,890 MCFPD initial rate from an unstimulated Wilcox interval. An amine unit is currently being installed to allow the well to produce at higher rates.

     >> Bayou Development B #18A, Dickenson Field (100% WI): 2,400 MCFPD initial rate from a Frio interval.

     >> Josey Ranch 5#22, Langham Creek Field (22% WI): 2,500 MCFPD from two Wilcox sands.

Hedging Program
---------------

The Company's hedging program consists of a series of transactions designed to limit exposure to downside price movements while floors and three-way collars allow participation in increasing prices. Based on third quarter production levels, these hedges would equate to approximately 37% of fourth quarter 2003 production.

The Company's current hedge positions for the fourth quarter of 2003 are summarized in the following table.

                                                            Average
                         2003              Average         Equivalent
          Type           Period         Daily Volume       NYMEX Price
          ----           ------         ------------       -----------
          Prod. Paymt.   Oct. - Dec.    16.2 MMCFEPD     $4.05

Gas       Floors         Oct. - Nov.    5.0 MMCFPD       $4.25
          3 Way          Oct. - Dec.    15.0 MMCFPD      $4.47-7.08/$7.58

Oil       Swap           Oct. - Dec.    415   BOPD       $30.38

The Company has also put into place three-way collars covering 10 MMCFPD of first quarter 2004 gas production at a floor price of $4.50 that allow KCS to retain all upside except for the portion of realized prices between $8.50 and $9.00. In 2004, 430 BOPD are hedged at $29.89 for the first quarter and 100 BOPD have been hedged at $28.50 for April through December 2004. In addition, during 2004 the Company will deliver 14.2 MMCFEPD under the production payment sold in 2001 at an average price of approximately $4.05 per MCFE.

Outlook
-------
                                          2003              2004
                                          ----              ----
Production (BCFE)
         Working Interest                  34-36            38-41
         Production Payment                (6.8)            (5.2)

         Net Production                    27-29            33-36

         LOE ($MM)                          26              27-29
         G&A ($MM)                        7.5-8.5           8-10
         DD&A ($MM)                        47-49            53-57
         Interest Expense ($MM)             18              17-20
         Capital Expenditures ($MM)         75              80-85


The following abbreviations are utilized herein:

WI - Working Interest
BCFE - Billion Cubic Feet of Natural Gas Equivalent
MCFPD - Thousand Cubic Feet of Natural Gas Per Day
MMCFEPD - Million Cubic Feet of Natural Gas Equivalent Per Day
BCPD - Barrels of Condensate Per Day
BOPD - Barrels of Oil Per Day
LOE -Lease operating expenses
G&A - General and administrative expenses
DD&A -Depreciation, depletion and amortization

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays and difficulties in developing currently owned properties, the failure of exploratory drilling to result in commercial wells, delays due to the limited availability of drilling equipment and personnel, fluctuations in oil and gas prices, general economic conditions and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.

KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions. For more information on KCS Energy, Inc., please visit the Company's web site at http://www.kcsenergy.com
                                       -------------------------

                                       ###

5555 San Felipe, Suite 1200, Houston, TX  77056

                            -Financial tables follow-




(b) Includes the effects of hedging and the Production Payment sold in February 2001.



                                KCS Energy, Inc.
                           Condensed Income Statements

                                                                     Three Months Ended       Nine Months Ended
(Amounts in Thousands                                                   September 30,            September 30,
                                                                  -----------------------   ---------   ---------
Except Per Share Data)                                               2003          2002       2003         2002
                                                                  -----------   ---------   ---------   ---------

Oil and gas revenue                                               $   41,085    $  30,391   $ 119,154   $  90,556
Other, net                                                              (414)          81       4,689        (983)
-----------------------------------------------------------------------------------------   ---------------------
Total revenue and other                                               40,671       30,472     123,843      89,573
-----------------------------------------------------------------------------------------   ---------------------

Operating costs and expenses
   Lease operating expenses                                            6,773        5,930      19,797      19,339
   Production taxes                                                    2,197        1,458       5,958       4,413
   General and administrative expenses                                 1,989        2,363       5,651       6,253
   Stock compensation                                                    633          156       1,044         666
   Accretion of asset retirement obligation                              279            -         837           -
   Depreciation, depletion and amortization                           12,678       12,735      34,761      37,866
-----------------------------------------------------------------------------------------   ---------------------
Total operating costs and expenses                                    24,549       22,642      68,048      68,537
-----------------------------------------------------------------------------------------   ---------------------

Operating income                                                      16,122        7,830      55,795      21,036
-----------------------------------------------------------------------------------------   ---------------------
Interest and other income                                                 (1)          42         101         121
Interest expense                                                      (4,623)      (4,655)    (13,825)    (14,321)
-----------------------------------------------------------------------------------------   ---------------------
Income before income taxes                                            11,498        3,217      42,071       6,836
Federal and state income (taxes) benefit                                 183          596      11,747     (14,133)
-----------------------------------------------------------------------------------------   ---------------------
Net income (loss) before cumulative effect of accounting change       11,681        3,813      53,818      (7,297)
Cumulative effect of accounting change, net of tax                         -            -        (934)     (6,166)
-----------------------------------------------------------------------------------------   ---------------------
Net income (loss)                                                     11,681        3,813      52,884     (13,463)
-----------------------------------------------------------------------------------------   ---------------------
Dividends and accretion of issuance costs on preferred stock            (287)        (214)       (729)       (625)
-----------------------------------------------------------------------------------------   ---------------------
Income (loss) available to common stockholders                    $   11,394    $   3,599   $  52,155   $ (14,088)
=========================================================================================   =====================
Earnings (loss) per share of common stock - basic
       Before cumulative effect of accounting change              $    0.30     $    0.10   $    1.39   $   (0.23)
       Cumulative effect of accounting change                             -            -        (0.02)      (0.17)
-----------------------------------------------------------------------------------------   ---------------------
  Earnings (loss) per share of common stock - basic               $    0.30     $    0.10   $    1.37   $   (0.40)
=========================================================================================   =====================
Earnings (loss) per share of common stock - diluted
       Before cumulative effect of accounting change              $    0.28     $    0.09   $    1.30   $   (0.23)
       Cumulative effect of accounting change                             -            -        (0.02)      (0.17)
-----------------------------------------------------------------------------------------   ---------------------
  Earnings (loss) per share of common stock - diluted             $     0.28    $    0.09   $    1.28   $   (0.40)
=========================================================================================   =====================

Average shares outstanding for computation
    of earnings per share
    Basic                                                             38,464       36,247      38,046      35,634
    Diluted                                                           41,905       40,881      41,431      35,634
=========================================================================================   =====================


                                             KCS Energy, Inc.
                                         Condensed Balance Sheets
                                                                  September 30, December 31,
(Thousands of Dollars)                                                 2003         2002
                                                                  -----------   ------------
Assets
------
Cash                                                              $     2,754   $     6,935
Trade accounts receivable, net                                         26,343        16,863
Other current assets                                                    3,972         3,396
Property, plant and equipment, net                                    283,536       240,294
Deferred taxes                                                         10,978             -
Deferred charges and other assets                                       3,219           645
--------------------------------------------------------------------------------------------
     Total assets                                                 $   330,802   $   268,133
============================================================================================

Liabilities and stockholders' equity (deficit)
----------------------------------------------
Accounts payable and accrued liabilities                          $    48,021   $    35,499
Accrued interest                                                        3,337         8,174
Deferred revenue                                                       44,837        66,582
Deferred credits and other liabilities                                 12,576           961
Long-term debt                                                        194,999       186,774
Preferred stock                                                         4,736        12,859
Stockholders' equity (deficit)                                         22,296       (42,716)
--------------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity  (deficit)        $   330,802   $   268,133
============================================================================================



                        CONDENSED STATEMENTS of CASH FLOW


                                                         Nine Months Ended
                                                           September 30,
                                                  ------------------------------
                                                      2003             2002
                                                  -------------    -------------

Net income (loss)                                 $   52,884       $   (13,463)
DD&A                                                  34,761            37,866
Amortization of deferred revenue                     (21,745)          (35,138)
Other non-cash charges and credits, net               (4,650)           24,571
-------------------------------------------------------------------------------
                                                      61,250            13,836
Net changes in assets and liabilities                 (7,945)           (9,755)
-------------------------------------------------------------------------------
     Net cash provided by operating activities        53,305             4,081
-------------------------------------------------------------------------------
Cash flow from investing activities:
Investment in oil and gas properties, net            (61,909)           (6,964)
Other capital expenditures, net                         (486)               78
-------------------------------------------------------------------------------
     Net cash used in investing activities           (62,395)           (6,886)
-------------------------------------------------------------------------------
Cash flow from financing activities:
Net increase (decrease) in debt                        8,225            (9,726)
Deferred financing costs and other, net               (3,316)                -
-------------------------------------------------------------------------------
     Net cash used in investing activities             4,909            (9,726)
-------------------------------------------------------------------------------
Decrease in cash and cash equivalents             $   (4,181)      $   (12,531)
===============================================================================








                                KCS Energy, Inc.
                                Supplemental Data

                                     Three Months Ended              Nine Months Ended
                                       September 30,                   September 30,
                                 --------------------------      ----------------------
                                   2003          2002              2003          2002
                                 ---------     ------------      ---------     --------
Production data: (a)
  Natural gas (MMcf)               7,570         7,382             20,303        23,270
  Oil (Mbbl)                         207           248                635           776
  Liquids (Mbbl)                      70            79                175           221

     Summary (MMcfe):
         Working Interest          9,227         8,716             25,160        27,098
         VPP                           -           628                  -         2,153
                                 --------      --------          ------------   -------

               Total               9,227         9,344             25,160        29,251
         Production Payment       (1,594)       (2,671)            (5,314)       (8,715)
                                 --------      --------          ------------   -------
               Net Production      7,633         6,673             19,846        20,536


Average realized prices (b)
  Gas (per Mcf)                   $ 4.61        $ 3.26             $ 4.94       $  3.13
  Oil (per bbl)                  $ 25.36       $ 22.35            $ 25.61       $ 20.12
  Liquids (per bbl)              $ 13.78        $ 9.57            $ 14.81       $  9.55
  Total (per Mcfe)                $ 4.45        $ 3.25             $ 4.74       $  3.10

Notes:
a) Production includes 1,594 and 5,314 Mmcfe, respectively, for the three and nine months ended September 30, 2003 compared to 2,671 and 8,715 Mmcfe for the three and nine months ended September 30, 2002, respectively, dedicated to the Production Payment sold in February 2001.